Exhibit 99.1

Rattler Midstream LP, a Subsidiary of Diamondback Energy, Inc., Announces Drop Down Transaction

Midland, TX (October 21, 2021) – Rattler Midstream LP (NASDAQ: RTLR) (“Rattler”), a subsidiary of Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”), today announced that Rattler Midstream Operating LLC entered into a definitive purchase agreement to acquire certain water midstream assets from subsidiaries of Diamondback for $160 million in cash in a drop down transaction. The assets subject to the drop down consist primarily of produced water gathering and disposal systems, produced water recycling facilities, and sourced water gathering and storage assets acquired by Diamondback through transactions with QEP Resources, Inc. and Guidon Operating LLC and certain of its affiliates in early 2021. Additionally, Rattler and Diamondback have mutually agreed to amend commercial agreements covering the produced water gathering and disposal and sourced water gathering services between Rattler and Diamondback to add certain Diamondback leasehold acreage to the Rattler dedication. Rattler intends to fund the transaction, expected to close in the fourth quarter of 2021, through cash on hand and borrowings under its revolving credit facility.

Raymond James & Associates, Inc. and Hunton Andrews Kurth LLP acted as financial and legal advisors, respectively, to the Conflicts Committee of the Board of Directors of the General Partner of Rattler in connection with the transaction.

About Rattler Midstream LP

Rattler Midstream LP is a Delaware limited partnership formed by Diamondback Energy to own, operate, develop and acquire midstream and energy-related infrastructure assets. Rattler owns crude oil, natural gas and water-related midstream assets in the Permian Basin that provide services to Diamondback Energy and third party customers under primarily long-term, fixed-fee contracts. For more information, please visit www.rattlermidstream.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@rattlermidstream.com
Jared Carameros
+1 432.247.6213
jcarameros@rattlermidstream.com

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